Exhibit 99.1

Wejo Group Limited Secures up to $100 Million in Committed Equity Financing

Provides Additional Liquidity to Make Critical Investments and Support Expansion

MANCHESTER, England – February 14, 2022 –Wejo Group Limited (NASDAQ: WEJO) (the “Company”), a global leader in cloud and software analytics for autonomous, electric and connected vehicle data, today announced it has entered into a Common Stock Purchase Agreement (the “Equity Financing Agreement”) and a Registration Rights Agreement with CF Principal Investments, LLC (“CFPI”), an affiliate of Cantor Fitzgerald, which provide for a committed equity financing facility under which the Company has the option, but not the obligation, to sell up to $100 million of its common stock to CFPI over a 36-month period, subject to certain terms and conditions. The Company intends to use the proceeds from any future sales of securities under the financing facility, if it is utilized, for general corporate purposes.

“We are excited to partner with Cantor Fitzgerald and secure this financing facility,” stated Richard Barlow, Founder and Chief Executive Officer of Wejo. “This additional funding gives Wejo the financial flexibility to continue to make key investments that will support our business, which include expanding OEM relationships, deployment of new products and services including Wejo Neural Edge, and continuing our geographic expansion. Equally as important, completion of this facility demonstrates confidence in the value that Wejo brings to the marketplace as a leader in supporting or smart mobility.”

The Company intends to give additional updates around its business performance when announcing its financial results for fourth quarter and full-year 2021.

Under the applicable rules of The Nasdaq Stock Market LLC, Wejo may not issue to CFPI under the Equity Financing Agreement more than 18,780,646 shares of its common stock, or 19.99% of its shares of common stock outstanding immediately prior to the execution of the Equity Financing Agreement, subject to certain conditions or exceptions. Additional information regarding the terms of the financing is set forth in the Company’s Current Report on Form 8-K, which will be filed with the Securities & Exchange Commission tomorrow.

Contacts:

Investors:

Tahmin Clarke

tahmin.clarke@wejo.com

Idalia Rodriguez

Arbor Advisory Group

investor.relations@wejo.com

Media:

Mark Semer/Sam Cohen

Gasthalter & Co.

wejo@gasthalter.com

About Wejo

Wejo Group Limited is a global leader in cloud and software analytics for autonomous, electric, and connected vehicles, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. The Company enables smarter mobility by organizing trillions of data points from 11.8 million vehicles and over 66.8 billion journeys globally, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information, and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, Wejo employs more than 300 people and has offices in Manchester, UK and in regions where Wejo does business around the world. For more information, visit: www.wejo.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the financing and potential proceeds therefrom. For more information, please follow this link:

https://www.wejo.com/forward-looking-statements